MERRILL LYNCH PHOENIX FUND, INC.

FILE # 811-3450

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/13/00	Infineon Technoloies	$33,920	$5,230,464,000	Deutche Bank
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